BIOLASE Appoints Todd A. Norbe and Jess Roper to Board of Directors

IRVINE, CA (June 19, 2018) — BIOLASE, Inc. (NASDAQ:BIOL), the global leader in dental lasers, announced today that it has appointed veteran senior dental industry executive, Todd A. Norbe and veteran senior finance executive Jess Roper to its Board of Directors, effective immediately. Mr. Roper will become chairman of the audit committee and replace James R. Talevich, who resigned from the Board due to other commitments. The addition of Mr. Norbe increases the size of the Board to five directors.

“The addition of Todd and Jess creates a reinvigorated Board of Directors with direct expertise in new technology adoption, disruptive innovation, and growth,” said BIOLASE Chairman Jonathan T. Lord, M.D. “We have also increased the ‘dental IQ’ of the Company by adding a director with deep experience in the dental industry. Along with welcoming Todd and Jess to the Board, I’d like to thank Jim Talevich for his tireless four and a half years of service to BIOLASE.”

Mr. Norbe, 51, was most recently the President, North America of KaVo Kerr, a subsidiary of the Danaher Corporation, where he held executive leadership positions from 2006 to 2018. With worldwide revenue of approximately $800 million, KaVo Kerr is comprised of two global leaders, KaVo and Kerr, that deliver dental instruments, imaging solutions, dental treatment units and premier consumables worldwide.

Mr. Norbe was responsible for the integration of the KaVo and Kerr businesses while leading all aspects of sales, marketing, channel management, group purchasing, customer care, service/warranty and operations. Prior to the integration, Mr. Norbe served as President of Kerr North America, where he was responsible for integrating three business units into one customer facing company brand while incorporating a common management structure and go-to-market strategy. Mr. Norbe also served as Vice President and General Manager of Metrex Medical – Sybron Dental Specialties, continuing in that role after it was acquired by Danaher in 2006.

Mr. Norbe earned a Master of Business Administration in Management from Fairleigh Dickinson University, and a Bachelor of Science degree in Marketing from Bloomsburg University. He served on the Board of the Dental Trade Association Foundation and the National Children’s Oral Health Foundation.

Mr. Roper, 53, has considerable financial and audit experience in the sectors of medical devices, life sciences, technology, manufacturing, and financial institutions. He joined San Diego-based Dexcom, Inc., in 2005 and he most recently served as its Senior Vice President and Chief Financial Officer, retiring in April 2017. Dexcom is a developer and marketer of continuous glucose monitoring systems for ambulatory use by patients and by healthcare providers in the hospital.

While at Dexcom, Mr. Roper also served as its Vice President and Chief Financial Officer and as the Director of Finance. During his tenure, Dexcom transitioned from a pre-revenue privately held medical device company to a multi-national, publicly traded entity with 2016 worldwide revenues of $573 million.

Mr. Roper previously held financial management positions with two other publicly traded companies and one venture funded company and has extensive capital markets experience. Earlier in his career, Mr. Roper was an auditor with PricewaterhouseCoopers, and a bank and information systems examiner with the Office of the Comptroller of the Currency.

Mr. Roper earned a Master of Science in Corporate Accountancy and a Bachelor of Science in Business Administration in Finance from San Diego State University. He is a Certified Public Accountant in California and a member of the Corporate Directors Forum.

About BIOLASE, Inc.

BIOLASE, Inc. is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including three-dimensional CAD/CAM intra-oral scanners and digital dentistry software. BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE’s proprietary laser products incorporate approximately 220 patented and 95 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold over 36,200 laser systems to date in over 90 countries around the world. Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer markets.

For updates and information on Waterlase iPlus®, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, LinkedIn at www.linkedin.com/company/biolase, Instagram at www.instagram.com/waterlase—laserdentistry, and YouTube at www.youtube.com/biolasevideos.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including the expected benefits of the reverse stock split. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors. These factors include, among others, those risks and uncertainties that are described in the “Risk Factors” section of BIOLASE’s Annual Report on Form 10-K for the year ended December 31, 2017, as well as other risks and uncertainties set forth from time to time in the reports we file with the Securities and Exchange Commission. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:
BIOLASE, Inc.
John R. Beaver
Interim CEO; Senior Vice President and CFO
jbeaver@biolase.com
888-424-6527

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